Exhibit 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416

FOR IMMEDIATE RELEASE
October 30, 2013

CULLEN/FROST REPORTS THIRD QUARTER RESULTS

•	Average deposits rise 11.5 percent

•	Average loans increase 7.1 percent

•	Trust and investment fees up 8.9 percent

•	Frost to enter Permian Basin market

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported third quarter 2013 results, as the Texas financial services leader continues to post steady results in an uncertain economic environment.

Cullen/Frost’s net income available to common shareholders for the third quarter of 2013 was $58.4 million, compared to third quarter 2012 earnings of $58.7 million. On a per-share basis, net income was $0.96 per diluted common share, compared to $0.95 per diluted common share reported a year earlier. Returns on average assets and common equity were 1.01 percent and 10.07 percent respectively, compared to 1.11 percent and 9.75 percent for the same period a year earlier.

For the third quarter of 2013, net interest income on a tax-equivalent basis increased 7.0 percent to $179.1 million, compared to the $167.3 million reported for the same quarter of 2012. Average deposits for the quarter were $19.5 billion, an increase of $2.0 billion, or 11.5 percent, over the $17.5 billion reported for the third quarter of 2012. For the third quarter of 2013, average loans were $9.3 billion, an increase of 7.1 percent compared to the $8.6 billion reported for the third quarter a year earlier.

The provision for loan losses was $5.1 million, compared to $2.5 million reported a year earlier, while the allowance for loan losses as a percentage of loans decreased to 1.00 percent from 1.20 percent for the same quarter of 2012.

“Cullen/Frost continues to generate steady results in an extended low-interest rate environment and an economy that seems to be waiting on clarity,” said CEO Dick Evans. “I was pleased to see double-digit deposit growth and strong increases in net-interest income and trust and investment management fees. During the third quarter, we announced a merger agreement with WNB Bancshares, Inc. When this merger is complete, it will bring Frost into Midland and Odessa for the first time. The Permian Basin is a significant driver of the state’s strong oil and gas business, and we are delighted to expand our franchise into this dynamic region.

“Average loans increased more than 7 percent despite a highly competitive lending environment and the ongoing uncertainty in Washington that is causing concern and caution among business owners,” Evans said. “Our focused calling effort continues to expand our customer base, and our relationship managers are working harder than ever to grow loans. Our credit quality is manageable, capital levels remain strong, and we have plenty of liquidity to fund loans.

“Since 2007, before the financial crisis began, year-to-date average deposits at Frost have risen $8.8 billion, a reflection of our efforts to build and extend relationships based on our well-accepted value proposition. The greater liquidity continues to pressure the net interest margin in this challenging rate environment.

“We are fortunate to be located in Texas, where job growth consistently outpaces the national average. The dynamic Texas markets we serve performed well during the recession and are among the strongest in the U.S.,” said Evans.

“It has been five years since the 2008 financial crisis put the U.S. and global economy on the brink of collapse. Decisions we made during that period paved the way for our good performance today. We have consistently paid a shareholder dividend, and have increased the dividend annually for the past 19 years.

“As always, our exceptional and dedicated employees bring the Frost culture to life every day, taking care of customers, helping our company grow and making our success possible,” Evans said.

For the first nine months of 2013, net income available to common shareholders was $170.6 million compared to $177.8 million reported for the same period of 2012. Year-to-date earnings were $2.81 per diluted common share, compared to $2.88 per diluted common share for the same period in 2012. Returns on average assets and average equity for the first nine months of 2013 were 1.02 percent and 9.83 percent respectively, compared to 1.16 percent and 10.09 percent for the same period a year earlier.

Noted financial data for the third quarter of 2013 follows:

•	Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the third quarter of 2013 were 14.53 percent and 15.68 percent, respectively, and continue to be in excess of well capitalized levels. The tangible common equity ratio was 7.81 percent at the end of the third quarter of 2013, compared to 8.80 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less preferred stock, goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets.

•
Net-interest income on a taxable equivalent basis for the third quarter of 2013 totaled $179.1 million, an increase of 7.0 percent, compared to $167.3 million for the same period a year ago. This increase resulted primarily from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. Strong growth in deposits has helped to fund the increase in earning assets. The net interest margin was 3.38 percent for the third quarter of 2013, compared to 3.54 percent for the third quarter of 2012, and 3.43 percent for the second quarter of 2013.

•
Non-interest income for the third quarter of 2013 totaled $74.0 million, a 4.0 percent increase compared to $71.2 million reported for the third quarter of 2012. Trust and investment management fees were $22.7 million, up $1.8 million, or 8.9 percent, from the third quarter of 2012, with approximately $1.2 million of the increase related to investment fees. Insurance commissions and fees were $10.4 million, compared to the $10.0 million reported the third quarter a year earlier. Other charges, commissions and fees were up $2.0 million to $9.3 million, with approximately half of the increase related to higher annuity income. Other income was down $1.5 million from last year’s third quarter and was impacted by decreases in income from securities trading and customer derivative transactions.

•
Non-interest expense was $151.8 million for the quarter, up $7.4 million compared to the $144.5 million reported for the third quarter a year earlier. Total salaries rose $3.5 million, or 5.4 percent, to $68.5 million, and were impacted by an increase in the number of employees, combined with normal annual merit and market increases. Employee benefits rose $970,000, primarily related to increases in medical insurance expense and payroll taxes. Other expense was $36.9 million, up 6.9 percent, or $2.4 million, from $34.5 million for the third quarter last year. This increase was impacted by higher professional services expense, including $853,000 of transaction-related expenses associated with the pending acquisition of WNB Bancshares. Inc.

•
For the third quarter of 2013, the provision for loan losses was $5.1 million, compared to net charge-offs of $5.4 million. For the third quarter of 2012, the provision for loan losses was $2.5 million, compared to net charge-offs of $2.7 million. The allowance for loan losses as a percentage of total loans was 1.00 percent at September 30, 2013, compared to 1.20 percent at the end of the third quarter last year and 1.01 percent at the end of the second quarter of 2013. Non-performing assets were $98.1 million at the end of the third quarter, compared to $101.7 million last quarter-end and $124.9 million at last year’s third quarter.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, October 30, 2013, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, November 3, 2013 at 855-859-2056 with Conference ID # of 86218467. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the Web site, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $23.5 billion in assets at September 30, 2013. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Quarterly Report on Form 10-Q that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2013			2012
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$155,353	$153,181	$152,813	$154,405	$151,532
Net interest income (1)	179,121	173,966	172,802	172,156	167,341
Provision for loan losses	5,108	3,575	6,000	4,125	2,500
Non-interest income:
Trust and investment management fees	22,692	22,561	21,885	20,543	20,843
Service charges on deposit accounts	20,742	20,044	20,044	21,162	20,797
Insurance commissions and fees	10,371	9,266	13,070	8,436	9,964
Interchange and debit card transaction fees	4,376	4,268	4,011	4,330	4,194
Other charges, commissions and fees	9,266	8,578	7,755	7,740	7,265
Net gain (loss) on securities transactions	(14)	6	5	4,435	—
Other	6,558	7,786	11,010	9,241	8,095
Total non-interest income	73,991	72,509	77,780	75,887	71,158

Non-interest expense:
Salaries and wages	68,524	66,502	66,465	67,442	64,984
Employee benefits	14,989	14,629	17,991	12,867	14,019
Net occupancy	13,094	12,645	11,979	11,772	13,193
Furniture and equipment	14,629	14,986	14,185	13,932	14,193
Deposit insurance	2,921	2,835	2,889	3,159	2,593
Intangible amortization	780	788	820	918	973
Other	36,886	37,373	41,485	35,977	34,495
Total non-interest expense	151,823	149,758	155,814	146,067	144,450
Income before income taxes	72,413	72,357	68,779	80,100	75,740
Income taxes	11,969	12,694	13,591	19,912	17,071
Net income	60,444	59,663	55,188	60,188	58,669
Preferred stock dividends	2,015	2,688	—	—	—
Net income available to common shareholders	$58,429	$56,975	$55,188	$60,188	$58,669

PER COMMON SHARE DATA
Earnings per common share - basic	$0.96	$0.95	$0.91	$0.98	$0.95
Earnings per common share - diluted	0.96	0.94	0.91	0.97	0.95
Cash dividends per common share	0.50	0.50	0.48	0.48	0.48
Book value per common share at end of quarter	38.63	37.91	38.33	39.32	39.35

OUTSTANDING COMMON SHARES
Period-end common shares	60,492	60,236	59,970	61,479	61,462
Weighted-average common shares - basic	60,340	60,011	60,593	61,382	61,317
Dilutive effect of stock compensation	866	664	581	339	369
Weighted-average common shares - diluted	61,206	60,675	61,174	61,721	61,686

SELECTED ANNUALIZED RATIOS
Return on average assets	1.01%	1.03%	1.01%	1.09%	1.11%
Return on average common equity	10.07	9.93	9.49	9.84	9.75
Net interest income to average earning assets (1)	3.38	3.43	3.45	3.48	3.54

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2013			2012
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$9,251	$9,207	$9,109	$8,868	$8,635
Earning assets	21,199	20,468	20,415	20,138	19,218
Total assets	22,926	22,232	22,213	21,964	21,010
Non-interest-bearing demand deposits	7,738	7,452	7,431	7,690	7,161
Interest-bearing deposits	11,722	11,319	11,292	10,736	10,289
Total deposits	19,460	18,771	18,723	18,426	17,450
Shareholders' equity	2,447	2,445	2,431	2,433	2,393

Period-End Balance:
Loans	$9,306	$9,233	$9,162	$9,224	$8,811
Earning assets	21,688	20,755	20,787	21,148	20,024
Goodwill and intangible assets	541	542	543	544	545
Total assets	23,530	22,572	22,498	23,124	21,848
Total deposits	19,979	19,078	19,044	19,497	18,245
Shareholders' equity	2,481	2,428	2,443	2,417	2,419
Adjusted shareholders' equity (1)	2,335	2,272	2,229	2,179	2,144

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$93,147	$93,400	$93,589	$104,453	$105,401
As a percentage of period-end loans	1.00%	1.01%	1.02%	1.13%	1.20%

Net charge-offs:	$5,361	$3,764	$16,864	$5,073	$2,747
Annualized as a percentage of average loans	0.23%	0.16%	0.75%	0.23%	0.13%

Non-performing assets:
Non-accrual loans	$79,081	$86,714	$91,644	$89,744	$106,407
Restructured loans	8,243	1,900	1,613	—	—
Foreclosed assets	10,748	13,047	12,630	15,502	18,524
Total	$98,072	$101,661	$105,887	$105,246	$124,931
As a percentage of:
Total loans and foreclosed assets	1.05%	1.10%	1.15%	1.14%	1.41%
Total assets	0.42	0.45	0.47	0.46	0.57

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.53%	14.22%	14.23%	13.68%	14.10%
Total Risk-Based Capital Ratio	15.68	15.39	15.44	15.11	15.62
Leverage Ratio	8.61	8.60	8.42	8.28	8.59
Equity to Assets Ratio (period-end)	10.54	10.76	10.86	10.45	11.07
Equity to Assets Ratio (average)	10.67	11.00	10.94	11.08	11.39

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2013	2012
CONDENSED INCOME STATEMENTS

Net interest income	$461,347	$450,456
Net interest income (1)	525,890	496,020
Provision for loan losses	14,683	5,955
Non-interest income:
Trust and investment management fees	67,138	62,774
Service charges on deposit accounts	60,830	62,230
Insurance commissions and fees	32,707	31,512
Interchange and debit card transaction fees	12,655	12,603
Other charges, commissions and fees	25,599	22,440
Net gain (loss) on securities transactions	(3)	(121)
Other	25,354	21,462
Total non-interest income	224,280	212,900

Non-interest expense:
Salaries and wages	201,491	191,310
Employee benefits	47,609	44,768
Net occupancy	37,718	37,203
Furniture and equipment	43,800	41,347
Deposit insurance	8,645	7,928
Intangible amortization	2,388	2,978
Other	115,744	103,492
Total non-interest expense	457,395	429,026
Income before income taxes	213,549	228,375
Income taxes	38,254	50,611
Net income	175,295	177,764
Preferred stock dividends	4,703	—
Net income available to common shareholders	$170,592	$177,764

PER COMMON SHARE DATA
Earnings per common share - basic	$2.82	$2.89
Earnings per common share - diluted	2.81	2.88
Cash dividends per common share	1.48	1.42
Book value per common share at end of quarter	38.63	39.35

OUTSTANDING COMMON SHARES
Period-end common shares	60,492	61,462
Weighted-average common shares - basic	60,313	61,270
Dilutive effect of stock compensation	724	347
Weighted-average common shares - diluted	61,037	61,617

SELECTED ANNUALIZED RATIOS
Return on average assets	1.02%	1.16%
Return on average common equity	9.83	10.09
Net interest income to average earning assets (1)	3.42	3.63

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2013	2012
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$9,190	$8,319
Earning assets	20,697	18,639
Total assets	22,459	20,446
Non-interest-bearing demand deposits	7,541	6,798
Interest-bearing deposits	11,446	10,114
Total deposits	18,987	16,912
Shareholders' equity	2,441	2,352

Period-End Balance:
Loans	$9,306	$8,811
Earning assets	21,688	20,024
Goodwill and intangible assets	541	545
Total assets	23,530	21,848
Total deposits	19,979	18,245
Shareholders' equity	2,481	2,419
Adjusted shareholders' equity (1)	2,335	2,144

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$93,147	$105,401
As a percentage of period-end loans	1.00%	1.20%

Net charge-offs:	$25,989	$10,701
Annualized as a percentage of average loans	0.38%	0.17%

Non-performing assets:
Non-accrual loans	$79,081	$106,407
Restructured loans	8,243	—
Foreclosed assets	10,748	18,524
Total	$98,072	$124,931
As a percentage of:
Total loans and foreclosed assets	1.05%	1.41%
Total assets	0.42	0.57

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.53%	14.10%
Total Risk-Based Capital Ratio	15.68	15.62
Leverage Ratio	8.61	8.59
Equity to Assets Ratio (period-end)	10.54	11.07
Equity to Assets Ratio (average)	10.87	11.51

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).